Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

EAGLE PARENT HOLDINGS, LLC,

EAGLE ACQUISITION SUB, CORP.

and

E2OPEN, INC.

Dated as of February 4, 2015

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

EXHIBIT A Form of Tender and Support Agreements

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2015 by and among EAGLE PARENT HOLDINGS, LLC, a Delaware limited liability company (“Parent”), EAGLE ACQUISITION SUB, CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and E2OPEN, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock at a price of $8.60 per share, net to the holder thereof in cash (such amount, or any higher amount per share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners IX (Co-Investors), L.P. and Manchester Securities Corp. (the “Guarantors”) have entered into a limited guaranty dated as of the date hereof (each, a “Limited Guaranty” and collectively, the “Limited Guaranties”), in favor of the Company with respect to the obligations and liabilities of Parent and Acquisition Sub arising under, or in connection with, this Agreement and the transactions contemplated hereby;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that certain stockholders and their Affiliates, collectively (the “Major Stockholders”) enter into a Tender and Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Major Stockholders have agreed to vote to tender their shares of Company Common Stock and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its representatives described therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its representatives described therein) than the terms of the Confidentiality Agreements. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or is a day on which banking institutions located in the State of California or New York City are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2014 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarter ended November 30, 2014.

“Company Balance Sheet Date” shall mean November 30, 2014.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Rights (as defined in the Rights Plan) appurtenant thereto issued under the Rights Plan.

“Company Intellectual Property Rights” shall mean Intellectual Property Rights owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Parent or the Guarantors;

(viii) any actions taken by the Company at the express written request of Parent;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate;

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product currently offered for sale by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any restricted stock units outstanding under any of the Company Stock Plans.

“Company Stock Plans” shall mean the Company’s (i) 2003 Stock Plan and (ii) 2012 Equity Compensation Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

“Contract” shall mean any binding written, oral or by conduct agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, understanding, arrangement, instrument or other legally binding agreement.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) Releases or threatened Releases or Hazardous Materials, (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including Nasdaq) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Materials” shall mean any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act (“Copyright Rights”); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act (“Trademark Rights”); and (iv) rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act.

“Intervening Event” shall mean an event or circumstance that was not known to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the Acceptance Time; provided that an Acquisition Proposal that does not constitute a Superior Proposal shall not be taken into account in determining whether an “Intervening Event” has occurred.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of the Company’s executive officers or knowledge such executive officers should have had after due inquiry of their respective direct reports.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative or appellate proceeding), hearing, commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term “Lien” does not include a non-exclusive license of Technology or Intellectual Property Rights entered into in the ordinary course of business.

“Nasdaq” shall mean The Nasdaq Global Market.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded and unrecorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of leased or owned real property; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2014 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014; (viii) statutory, common law or contractual liens of landlords; (ix) Liens imposed on the underlying fee interest in leased real property; and (x) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act as revised effective July 1, 2013, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“Rights Plan” shall mean Preferred Shares Rights Agreement, dated as of January 16, 2015, between the Company and Computershare Trust Company, N.A., as rights agent.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Source Code” means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Technology owned by the Company or any of its Subsidiaries or any other product or service marketed or currently proposed to be marketed by the Company or any of its Subsidiaries, including but not limited to the Proprietary Software.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other

Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Offer and the Merger, after taking into account any written and binding offer made by Parent pursuant to Section 7.3(c) to modify the terms of this Agreement; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Technology” shall mean all technology, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”) and internet domain names; and (iv) information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Acceptance Time	2.1(e)
Acquisition Sub	Preamble

Term	Section Reference

Agreement	Preamble
Arrangements	7.10
Assets	4.14
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.6(a)
Catch-Up Opportunity	3.7(e)
Certificate of Merger	3.2
Certificates	3.8(c)
Change	1.1
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18(a)
Commitment Letters	5.10(a)
Company	Preamble
Company Board Committee	2.2(a)
Company Board Recommendation	Recitals
Company Board Recommendation Change	7.3(b)
Company Compensation Committee	7.10(a)
Company Disclosure Letter	Article IV
Company IP Contract	4.15(b)
Company SEC Reports	4.8
Company Securities	4.6(d)
Comparable Plans	7.9(b)
Competing Acquisition Transaction	9.4(b)(i)
Confidential Information	1.1
Insight Confidentiality Agreements	10.4
Consent	4.5
Copyright Rights	1.1
Covered Securityholders	7.10(a)
D&O Insurance	7.8(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effective Time	3.2
Expenses	9.4(a)
Elliott Confidentiality Agreement	10.4
Employee Plans	4.17(a)
Employment Compensation Arrangement	7.10(a)
Enforceability Limitations	4.2
Equity Award	4.6(b)
ERISA Affiliate	4.17(a)
Exchange Fund	3.8(b)
Expenses	9.4(a)
Financing	5.10(a)
Fraud and Bribery Laws	4.20(c)

Term	Section Reference

Grant Date	4.6(c)
Guarantors	Recitals
Inbound IP Contract	4.15(b)
Indemnified Persons	7.8(a)
Insight Confidentiality Agreement	10.4
International Employee Plans	4.17(a)
Intervening Event Notice	7.3(c)(ii)
Inventions	1.1
IT Systems	4.15(j)
Leased Real Property	4.13(b)
Leases	4.13(b)
Limited Guaranty	Recitals
Major Stockholders	Recitals
Material Contract	4.12(a)
Maximum Annual Premium	7.8(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
New Plans	7.9(c)
Offer	Recitals
Offer Documents	2.1(f)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.9(c)
Option Consideration	3.7(d)
Outbound IP Contract	4.15(b)
Parent	Preamble
Patent Rights	1.1
Payment Agent	3.8(a)
Permits	4.19
Proprietary Software	4.15(i)
Representatives	6.2(b)
Restricted Stock Unit Consideration	3.7(e)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(f)(i)
Solvent	5.12
Subsidiary Securities	4.7(c)
Superior Proposal Amendment Notice	7.3(c)(i)
Superior Proposal Notice	7.3(c)(i)
Support Agreement	Recitals
Surviving Corporation	3.1
Tail Period	9.4(b)(i)
Tax Returns	4.16(a)
Termination Date	9.1(b)

Term	Section Reference

Termination Fee	9.4(b)(i)
Trademarks	1.1
Trademark Rights	1.1
Uncertificated Shares	3.8(c)
Works of Authorship	1.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section, except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract, or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(m) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to an electronic data room maintained by the Company with RR Donnelley, or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case, prior to the execution and delivery of this Agreement.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than fifteen (15) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the shares of Company Common Stock at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Acquisition Sub (if any), represents at least a majority of all then outstanding shares of Company Common Stock and the shares of Company Common Stock that the Company would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into such shares, or other rights to acquire or be issued such shares (including all then outstanding Company Options and Company Restricted Stock Units), for which the Company has received notices of exercise or conversion prior to the expiration of the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures); and

(ii) the other conditions set forth in Annex A.

(b) Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A or the condition set forth in clause (C)(1) of Annex A, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of shares of Company Common Stock sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is material and adverse to the holders of shares of Company Common Stock.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, without the consent of the Company:

(A) Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case, which is applicable to the Offer;

(B) in the event that all of the conditions of the Offer other than the Minimum Condition have been satisfied or waived by Parent as of any then scheduled expiration of the Offer, then Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for an extension period of ten (10) Business Days in order to further seek to satisfy the Minimum Condition, it being understood that Acquisition Sub shall not be required to extend the Offer pursuant to this clause (B) on more than two (2) occasions, but may, in its discretion, elect to do so after two (2) such extensions; and

(C) in the event that any of the Offer Conditions (other than the Minimum Condition) have not satisfied or waived as of any then scheduled expiration of the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for successive extension periods of up to ten (10) Business Days each in order to further seek to satisfy the Offer Conditions (other than the Minimum Condition);

provided, however, that any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii) Neither Parent nor Acquisition Sub shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Shares of Company Common Stock. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)) (such time, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition

Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Acquisition Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

Subject to the provisions of Section 7.3, the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(f). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders;

(ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein, the Support Agreements and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

(iv) determined that neither Parent nor Acquisition Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL; and

(v) resolved to make the Company Board Recommendation and, if required by the applicable provisions of Delaware Law, adopt this Agreement; provided, however, that the Company Board or any committee thereof that is duly authorized by the Company Board to negotiate on behalf of the Company or the Company Board, or take any action that could be taken by the Company or the Company Board, in respect of the Offer, the Merger and other transactions contemplated herein (the “Company Board Committee”) may effect a Company Board Recommendation Change in accordance with the terms of Section 7.3.

The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents, unless the Company Board or the Company Board Committee has effected a Company Board Recommendation Change in accordance with the terms of Section 7.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Acquisition Sub of the Schedule TO or as soon as practicable thereafter, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders promptly (and in any event within ten (10) Business Days) after commencement of the Offer. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Unless the Company Board or the Company Board Committee has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board or the Company Board Committee has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board or the Company Board Committee has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board or the Company Board Committee has effected a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Schedule 14D-9.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”). The Merger shall be governed by Section 251(h) of the DGCL.

3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. (Eastern time) on a date to be specified by the parties, as promptly as practicable following the Acceptance Time, and in any case no later than the second

(2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.8(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.8(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “E2open, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.8(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.8(a)).

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.8 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(d) Company Options. Except as otherwise agreed to by any holder of a Company Option and Parent, Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Except as otherwise agreed to by any holder of a Company Option and Parent, upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Option, (i) each Company Option granted under the Company Stock Plans that remains outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and terminated as of the Effective Time and (ii) in consideration for such cancellation and termination, each holder of each such Company Option shall cease to have any rights with respect thereto, except the right to be paid at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the Merger Consideration, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option); provided, however, that if the per share exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled without any payment or consideration and all rights with respect to such Company Option shall terminate as of the Effective Time. Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 3.7(d) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices. Except as otherwise agreed to by a holder of a Company Option and Parent, within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company Options, the applicable Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(e) Company Restricted Stock Units. Except as otherwise agreed to by any holder of a Company Restricted Stock Unit and Parent, Parent shall not assume any Company Restricted Stock Units in connection with the Merger or any other transactions contemplated by this Agreement. Except as otherwise agreed to by any holder of a Company Restricted Stock Unit and Parent, upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock Unit, each Company Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and as consideration for such cancellation and termination, each holder of each such Company Restricted Stock Unit shall receive, subject to Section 3.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (i) subject to the last sentence of this Section 3.7(e), the aggregate number of shares of Company Common Stock subject to such Company Restricted Stock Unit grant immediately prior to the Effective Time, by (ii) the Merger Consideration (the “Restricted Stock Unit Consideration”). Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company Restricted Stock Units, the applicable Restricted Stock Unit Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter. For purposes of this Section 3.7(e), (x) for each outstanding Company Restricted Stock Unit (or portion thereof) that is subject to performance-based vesting for which (A) the applicable performance period has been certified by the Company’s Audit Committee as of the Effective Time and (B) for which the award agreement (as in effect on the date hereof) does not provide an opportunity to earn shares through performance following the completion of the initial performance period (a “Catch-Up Opportunity”) that, as of immediately prior to the Effective Time, is still available, the number of shares of Company Common Stock subject to such Company Restricted Stock Unit shall be determined based upon actual performance and (y) for each outstanding Company Restricted Stock Unit (or portion thereof) that is subject to performance-based vesting for which (A) the financial results for the applicable performance period has not been certified by the Company’s Audit Committee as of the Effective Time or (B) for which the award agreement (as in effect on the date hereof) provides a Catch-Up Opportunity that, as of immediately prior to the Effective Time, remains available, the number of shares of Company Common Stock subject to such Company Restricted Stock Unit shall be determined based upon the target number of Company Common Stock subject to such Company Restricted Stock Unit.

(f) Company Stock Plans. Prior to the Effective Time, the Company will take all actions necessary (including adopting such resolutions of the Company Board (or any appropriate committee thereof) and providing all required notices in connection therewith) to terminate each of the Company Stock Plans and to ensure that, after the Effective Time, no Person shall have any right with respect to outstanding equity-based awards except as provided in Sections 3.7(d) and (e).

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. On the Closing Date, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article III. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article III.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such

Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III. If any Certificate shall not have been surrendered immediately prior to such date on which the Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) except with respect to Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.3 (Stockholder Approval), Section 4.4 (Non-Contravention), Section 4.5 (Required Governmental Approvals), Section 4.6 (Company Capitalization), Section 4.7 (Subsidiaries), Section 4.25 (Brokers), Section 4.26 (Opinion of Financial Advisor), Section 4.27 (State Anti-Takeover Statutes), and Section 4.28 (Rights Plan), as disclosed in the body of (i.e. not including the exhibits) any Company SEC Reports filed with or furnished to the SEC by the Company on or after May 5, 2014 but prior to the date hereof that are publicly available (other than disclosures contained or referenced therein under the captions “Risk Factors” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws. The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement.

4.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

4.3 Stockholder Approval. No vote of the holders of shares of Company Common Stock or other Company Securities is necessary to adopt this Agreement and consummate the Merger under applicable Law and the Company’s certificate of incorporation and bylaws because the Merger will be governed by Section 251(h) of the DGCL.

4.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its material Subsidiaries, (b) subject to obtaining such Consents set forth in Section 4.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 4.5 are obtained or made and, in the case of the consummation of the Merger, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.5 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act, if any, and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock, of which 500,000 are designated as Series A Participating Preferred Stock. As of 5 p.m. in New York City on February 3, 2015 (such time and date, the “Capitalization Date”): (A) 29,320,360 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of 5 p.m. in New York City on the Capitalization Date, there were 2,710,930 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. As of 5 p.m. in New York City on the Capitalization Date, there were (i) outstanding Company Options to purchase 2,248,831 shares of Company Common Stock, (ii) outstanding Company Restricted Stock Units, subject to only time-based vesting, covering 1,334,114 shares of Company Common Stock and (iii) Company Restricted Stock Units, subject to performance-based vesting for which the financial results have not been certified by the Company’s Audit Committee as of the Effective Time or for which a Catch-Up Opportunity remains available, covering 463,461 shares of Company Common Stock (assuming maximum performance is achieved) and the amounts determined pursuant to the last sentence of Section 3.7(e) shall not exceed 357,906 shares of Company Common Stock (each, an “Equity Award”). Section 4.6 of the Company Disclosure Letter includes an accurate and complete list, as of the date hereof, of each outstanding Equity Award, including with respect to each such Equity Award, the holder thereof, the date of grant, the expiration date, the vested status and vesting schedule (including whether an award remains subject to performance-based vesting), the number of shares of Company Common Stock underlying each such Equity Award (including the target and maximum number of shares of Company Common Stock underlying such award, as applicable), the Company Stock Plan under which the Equity Award was granted and, where applicable, the exercise price. The Company has made available to Parent a form of each performance-based Company Restricted Stock Unit Agreement that remains subject to performance-based vesting conditions.

(c) With respect to the Equity Awards, (i) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or Company Compensation Committee, and any required approval by the stockholders of the Company, and the award agreement governing such Equity Award was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance, in all material respects, with all applicable Laws, including the rules of the Nasdaq, and in all respects with the terms and conditions of the Company Stock Plan, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (iv) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Equity Awards in the Company’s Tax Returns and the Company SEC Reports, respectively, and (v) all such grants either comply in all material respects with or are exempt from Section 409A of the Code. The treatment of the Equity Awards provided in Section 3.7 will comply in all material respects with all applicable Laws and in all respects with the terms and conditions of the Company Stock Plans and the applicable Equity Award agreements. Section 4.6 of the Company Disclosure Letter sets forth each employee or other Person with an offer letter or other contract that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof.

(d) Other than the Rights Plan and except as set forth in this Section 4.6, as of 5 p.m. in New York City on the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Since 5 p.m. in New York City on the Capitalization Date, the Company has not issued, sold, delivered or granted any Company Securities other than in compliance with Section 6.1(b)(ii) as if such provision were in effect since such time.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or shares of Company Preferred Stock.

4.7 Subsidiaries.

(a) Section 4.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) except for director’s qualifying or similar shares, are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.8 Company SEC Reports and Listing Requirements. Since August 1, 2012, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each

Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of Nasdaq.

4.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since March 1, 2014, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

4.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

4.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (viii), (ix), (x), (xi) or (xii) (solely with respect to the foregoing clauses) of Section 6.1(b) if proposed to be taken after the date hereof.

4.12 Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that contains (A) any covenant by the Company or any of its Subsidiaries not to engage in any line of business or to compete with any Person in any line of business, or (B) “most favored nation,” “exclusivity” or similar provisions;

(iii) any Contract entered into in the last three years prior to the date hereof (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets whose value, in each case, is in excess of $1,000,000, (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, or (C) any Contract that involves a joint venture, limited liability company or partnership with a third Person;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, other than (A) accounts receivable and payable in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, and (C) extensions of credit to customers or from suppliers in the ordinary course of business;

(v) any Contract pursuant to which the Company, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the research or development of, or collaboration with respect to, any Company Product for which the Company or any of its Subsidiaries is currently engaged in research or development, excluding (A) non-disclosure agreements; (B) Contracts with contractors or vendors providing services to the Company or any of its Subsidiaries, and (C) Leases;

(vi) any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(vii) any Company IP Contract;

(viii) any Contract with any Governmental Authority;

(ix) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(x) any voting agreement or registration rights agreement relating to any securities of the Company;

(xi) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii) any customer or client Contract that involves revenues in fiscal year 2014 in excess of $1,000,000 or that is reasonably likely to involve revenues in fiscal year 2015 in excess of $1,000,000;

(xiii) any supply or vendor Contract that involved payments by the Company or any of its Subsidiaries in fiscal year 2014 in excess of $1,000,000 or that is reasonably likely to involve payments by the Company or any of its Subsidiaries in fiscal year 2015 in excess of $1,000,000;

(xiv) any collective bargaining agreement;

(xv) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xvi) any Contract providing for indemnification of any director, officer or employee by the Company or any of its Subsidiaries;

(xvii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvii) above or any commitment or agreement to enter into any of the foregoing.

(b) True and complete copies of all such Material Contracts (including all exhibits, schedules and amendments thereto) disclosed in Section 4.12(a) of the Company Disclosure Letter have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination or cancellation under any Material Contract or received any written or, to the Knowledge of the Company, oral notice of breach or default in any material respect under any Material Contract which breach has not been cured.

4.13 Real Property.

(a) The Company does not own and has never owned any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future (such property, the “Leased Real Property”). All leases identified on Section 4.13(b) of the Company Disclosure Letter have been made available to Parent together with all amendments, modifications, extensions, renewals or supplements, if any, thereto, prior to the date hereof. None of the Company and/or its Subsidiaries is in default or violation of the Leases except for any conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. With respect to each of the Leases listed on Section 4.13(b) of the Company Disclosure Letter:

(i) the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens;

(ii) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to the Leases;

(iii) neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and

(iv) except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) Section 4.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of Leased Real Property.

4.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation is made under this Section 4.14 with respect to any real property, Technology or Intellectual Property Rights.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded; and (ii) any claims, suits, actions, or proceedings pending with respect to any Company Registered Intellectual Property Rights. Each of the Company Registered Intellectual Property Rights is subsisting as of the date of this Agreement, and the Company has no Knowledge of any facts that would make any Company Registered Intellectual Property Rights not valid or enforceable as of the date of this Agreement.

(b) Section 4.15(b) of the Company Disclosure Letter lists as of the date hereof all material Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries any license to Intellectual Property Rights (each, an “Inbound IP Contract”), or the Company or any of its Subsidiaries has granted to any third Person any license to Intellectual Property Rights (each, an “Outbound IP Contract”), a copy of which has been provided to Parent (in each case, other than (A) non-exclusive Contracts entered into in the ordinary course of business for no fee or that are renewable for an aggregate license fee of less than $50,000 per year; (B) non-exclusive Contracts formed pursuant to one of the Company’s standard Contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); (C) non-exclusive Contracts for general and administrative products or services (e.g., enterprise resource planning, finance, accounting, telecommunications, computer services, human resource services); (D) standard non-disclosure, confidentiality and consulting Contracts; and (E) Contracts granting the Company or any of its Subsidiaries licenses to software or other materials as open-source, public-source or freeware) (each, a “Company IP Contract”).

(c) The Company owns material Company Intellectual Property Rights free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts, and (iii) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company or its Subsidiaries has sufficient rights to use third Person Technology used by the Company in and material to the conduct of the Company’s or its Subsidiaries’ business, as such third Person Technology is currently used by the Company or its Subsidiaries.

(d) The Company takes reasonable steps to maintain the secrecy of material Confidential Information from which the Company derives economic value, actual or potential, from the Confidential Information not being generally known. The Company and each of its Subsidiaries have, and use reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Technology that is included in a Company product to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of Technology and Intellectual Property Rights developed with the scope of the individual’s employment or independent contractor relationship with the Company or any of its

Subsidiaries. To the Knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any material trade secrets or other Confidential Information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.

(e) To the Knowledge of the Company, the conduct of the Company’s or its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of a third Person. No present or former employee, officer or director of the Company or any of its Subsidiaries, or agents, consultants or outside contractors or subcontractors, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company owned Technology or Intellectual Property Rights, except for such rights as are necessary to exercise their duties to the Company or its Affiliates.

(f) Since August 1, 2012 through the date hereof, the Company has not received written notice of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, to the Knowledge of the Company, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property Rights.

(g) The execution and delivery of this Agreement will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any material Company Intellectual Property Rights except as set forth in any of the Company IP Contracts, (ii) any third Person that is a party to a Company IP Contract having the right to terminate the applicable Company IP Contract, or (iii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens and encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts; provided that the representations and warranties of the Company in this Section 4.15(g) shall not be deemed breached as a result of the operation of any Contracts to which the Company or any of its Subsidiaries is not a party.

(h) Neither the Company nor any other party acting on behalf of the Company, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company proprietary Source Code, other than to contractors and other service providers providing services to the Company in the ordinary course of business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on behalf of the Company, of any Source Code. Except as set forth in Section 4.15(h) of the Company Disclosure, no third party owns any right or title or has any license in or to any such Source Code. Section 4.15(h) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other party, any Source Code and further describes whether the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any such Source Code.

(i) To the Knowledge of the Company, the Company-owned proprietary Technology and third Person Technology used by the Company in and material to the conduct of the Company’s or its Subsidiaries’ business is sufficient in all material respects for the current needs of the business of the Company or its Subsidiaries as currently conducted. No material Company-owned proprietary software (“Proprietary Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, transfer or distribute any such Proprietary Software.

(j) To the Knowledge of the Company, the Company owns or has a valid right to access and use all material computer systems, networks, hardware, technology, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used by the Company in and material to the conduct of the Company’s or its Subsidiaries’ business (the “IT Systems”), as such IT Systems are currently used by the Company or its Subsidiaries. The IT Systems have not suffered any material malfunction, failure or security breach within the past two (2) years.

(k) The Company is in compliance with all privacy policies and applicable Privacy Laws in all material respects and has not received written notice of, and has no Knowledge of, any violation of any Privacy Laws or privacy policies between August 1, 2012 through the date hereof. The Company is in compliance in all material respects with all its contractual commitments with respect to Personal Information and has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access. Between August 1, 2012 through the date hereof, to the Knowledge of the Company there have been no data breaches involving any Personal Information and neither the Company nor, to the Knowledge of the Company, any other Person, has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of the Company. Any deemed transfer of Personal Information in connection with the Closing of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the Company’s privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of the Company, and the Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Company or any Subsidiary of the Company after the Closing from receiving or using Personal Information in the manner in which the Company or the Affiliate of the Company receives and uses such Personal Information immediately prior to the Closing.

4.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax beyond the Closing Date.

(b) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(c) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f) Neither the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(g) Neither the Company nor its Subsidiaries have received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not since been satisfied by payment or been withdrawn.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

4.17 Employee Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material (i) “employee benefit plan” (as defined in Section 3(3) of

ERISA), whether or not subject to ERISA, and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or a group of individuals) sponsored, maintained, contributed to, or required to be contributed to for the benefit of any current or former employee, officer, director or independent contractor of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material liability (including contingent liability) (together, the “Employee Plans”). With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) of the foregoing sentence issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and none of the Company, any of its Subsidiaries, any ERISA Affiliate, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or has otherwise participated in or has any liability, direct or indirect, with respect to (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (4) a plan subject to Section 302 of ERISA, Section 412, 430 or 4971 of the Code or Title IV of ERISA, (5) a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or (6) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) lien or (iii) other liability imposed by applicable Law, including the ERISA and the Code.

(c) Each Employee Plan has been established, maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) Each Employee Plan that is subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on an advisory letter or a volume submitter opinion letter or has received a favorable determination letter from the IRS (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and nothing has occurred since the date of the letter that could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(i) Except as would not, individually or in the aggregate, be material, each International Employee Plan (1) that is intended to qualify for special tax treatment, has met all requirements for such tax treatment, (2) does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such International Employee Plan, (3) is in compliance with all applicable Laws, and (4) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Except as could not result in a material liability to the Company, all contributions, premiums and other material payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in combination with any other event, (1) result in any severance or other payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, (3) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (4) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Employee Plan.

(l) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Sections 409A or 4999 of the Code.

4.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, works council, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have, in all material respects, withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

4.19 Permits. The Company and its Subsidiaries possess and are and have been in compliance with the terms of all material permits, licenses, certificates, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), including all such Permits required by any applicable Governmental Authority responsible for the oversight and approval of the research, development, distribution or commercialization of Company Products, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

4.20 Compliance with Laws.

(a) Since August 1, 2012, the Company and each of its Subsidiaries is and have been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 4.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) intellectual property and related matters, which are covered solely in Section 4.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 4.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 4.17, (v) labor Law matters, which are covered solely in Section 4.18, (vi) Environmental Laws, which are covered solely in Section 4.21 or (vii) the compliance matters addressed in subsections (b) through (d) of this Section 4.20.

(b) Neither the Company nor any of its Subsidiaries has received any warning letter or other written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c) During the last five (5) years, (i) the Company and its Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, any Subsidiary of the Company nor any of the Company’s Affiliates, directors, officers, employees, agents or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D)

engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

4.21 Environmental Matters.

(a) The Company and each of its Subsidiaries are, and have been in compliance in all material respects with all applicable Environmental Laws, and possess and are, and have been in compliance in all material respects with all applicable Environmental Permits necessary to operate the business as presently operated.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Materials, except in compliance, in all material respects, with applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Materials in violation of any Environmental Law, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

4.22 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

4.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 4.23 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided Parent with true and correct copies of any engagement letter or similar Contract between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the transactions contemplated by this Agreement, including all amendments or modifications thereto.

4.26 Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will provide Parent with a true and correct copy of such opinion, solely for informational purposes after receipt thereof by the Company.

4.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 5.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.28 Rights Plan. The Company and the Company Board have taken all actions necessary so that neither the execution and delivery of this Agreement and the Support Agreement nor the consummation of the Offer, the Merger and the other transactions contemplated herein and therein will cause (a) the grant of any new rights under the Rights Plan or (b) any rights previously granted under the Rights Plan to become exercisable.

4.29 Schedule TO and Schedule 14D-9.

(a) The information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC or at the time the Schedule TO and the Offer Documents are first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1 Organization; Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is in violation of their respective organizational documents.

5.2 Power; Enforceability. Each of Parent and Acquisition Sub has the requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Financing. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Acquisition Sub, and no additional limited liability company or corporate proceedings, as applicable, on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 5.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Financing, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act, if any, and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, including the Financing, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.5 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. As of the date hereof, neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Schedule TO and Schedule 14D-9.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC and at the time the Schedule TO and the Offer Documents are first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) The information supplied by Parent, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC or at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.7 Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). As of the date hereof, neither Parent nor Acquisition Sub owns any shares of Company Common Stock.

5.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

5.10 Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Commitment Letters”) from the Guarantors, pursuant to which, and subject only to the terms and conditions thereof, the Guarantors have agreed to invest the amount set forth in the Commitment Letters to fully finance the Offer, the Merger and the other transactions contemplated by this Agreement, which amount will be sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement (the “Financing”) including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options and the Company Restricted Stock Units, and to pay all related fees and expenses. There are no conditions precedent or other contingencies related to the investing of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. There are no side letters or other agreements, contracts or arrangements relating to the Commitment Letters. The Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof and is entitled to enforce such agreement subject to the terms and conditions thereof and hereof.

(b) The Commitment Letters are valid, binding, and in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Acquisition Sub under the terms and conditions of the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 2.1 and Annex A, neither Parent nor Acquisition Sub has any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters at the time it is required to consummate the Offer and the Merger, nor does Parent nor Acquisition Sub have knowledge that any of the Guarantors will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Parent and Acquisition Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are due and payable on or before the date of this Agreement.

(c) As of the date hereof, neither Parent nor Acquisition Sub is a party to or otherwise bound by any Contracts, or has any arrangements or other understandings, with any Person (including any stockholder, director, officer or other employee of the Company) concerning any investments to be made in or contributions to be made to Parent or Acquisition Sub in connection with the Offer, the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letters and the Support Agreement.

(d) The obligations of Parent and Acquisition Sub under this Agreement are not contingent upon the funding of the amount contemplated to be funded pursuant to the Commitment Letters. The obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding Parent’s or Acquisition Sub’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.11 Limited Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Limited Guaranties. Each Guarantor has all requisite corporate power and authority to enter into its Limited Guaranty and to consummate the transactions contemplated thereby. The execution and delivery of each Limited Guaranty and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the applicable Guarantor, and no other corporate proceedings on the part of such Guarantor are necessary to authorize such Limited Guaranty or the transactions contemplated thereby. Each Limited Guaranty has been duly executed and delivered by the applicable Guarantor and constitutes the valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Limitations.

5.12 Solvency. Assuming the satisfaction of all conditions to Parent’s obligation to consummate the Offer and the Merger, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment in connection with the consummation of the Offer, the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, be Solvent at the Effective Time. As used in this Section 5.12, the term “Solvent” means, with respect to Parent and its Subsidiaries on a consolidated basis and as of 11:59 PM in New York City on the Closing Date, after giving effect to the Merger, that: (a) the fair market value of the sum of Parent’s assets exceeds Parent’s liabilities, (b) Parent has not incurred debts for borrowed money beyond Parent’s ability to pay such debts as such debts mature and become due and owing, and (c) Parent has sufficient capital and liquidity with which to conduct its business as conducted as of such date; provided that in each case, all determinations shall be made reasonably and in good faith by Parent’s Board of Managers or other similar governing body.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i) amend or propose to adopt any amendments to its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver, grant, dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof, and (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company Restricted Stock Units outstanding as of the date hereof;

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Units outstanding as of the date hereof and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise of Company Options or vesting of Company Restricted Stock Units outstanding as of the date hereof;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends or other distributions made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (x) loans or advances between the Company and any of its Subsidiaries, or between any of the Company’s Subsidiaries, and (y) capital leases or notes payable for expenditures involving expenditures not in excess of $600,000 in the aggregate, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any Subsidiary of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any of its Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible (including any Subsidiary Securities), or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as may be required pursuant to the terms of this Agreement, by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan, bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be an Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of current or former director, officer, employee or independent contractor in any manner (for the avoidance of doubt, the foregoing restriction shall not apply in connection with entering into an employment agreement in connection with the hiring of any non-executive officer employee in the ordinary course of business consistent with past practice, that may be terminated on no more than thirty (30) days’ notice without penalty or severance obligations), (B) (1) increase or commit to increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, except for annual, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice that do not exceed, with respect to any individual, 3% of such individual’s base salary in effect on the date of this Agreement (2) accelerate the vesting of any compensation or material benefits, (3) grant, pay or agree to pay any bonus or special remuneration, or (4) pay or agree to pay any material benefit, in each case of (1), (2), (3) and (4), to any current or former director, executive officer, employee or independent contractor, (C) terminate, promote or change the title of any executive officer (retroactively or otherwise), or (D) hire or make an offer to hire any new employee, officer, director, or independent contractor, except for the hiring of a non-executive officer employee on an “at-will” basis in the ordinary course of business consistent with past practice, whose annual compensation is not in excess of $150,000 and who has been hired to replace one or more employees or independent contractors, provided such employee’s annual compensation and benefits has not been materially increased from the compensation and benefits provided to the employee or independent contractor being replaced or, if such employee is replacing more than one employees or independent contractors, such employee’s annual compensation and benefits is not more than the sum of the compensation and benefits provided to the employees and independent contractors being replaced;

(viii) settle or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding that (A) is reflected or reserved against in the Company Balance Sheet and (B) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(x) (A) make or change any material Tax election, (B) settle or compromise any income or other material Tax liability, (C) amend any material Tax Return, (D) waive any right to claim a material Tax Refund, or (E) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xi) (A) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or (B) dispose of any material properties or material assets of the Company or its Subsidiaries (other than to the Company or any of its Subsidiaries), other than in the ordinary course of business consistent with past practice;

(xii) (A) enter into, terminate or amend in any material respect any Material Contract, other than in the ordinary course of business consistent with past practice, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, or (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;

(xiii) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $600,000 in the aggregate;

(xiv) (A) other than in the ordinary course of business, grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights, (B) assign or transfer to any third Person any material Company Intellectual Property Rights, or (C) abandon any Company Registered Intellectual Property Rights; or

(xv) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminate such Persons’ access to any data room containing the Company’s confidential information, and shall request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives.

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, at any time prior to the Acceptance Time, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not involving a breach of this Agreement that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person, and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board and/or the Company Board Committee determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, and (B) the Company gives Parent written notice of the identity of such Person, a copy of an Acceptable Confidentiality Agreement entered into with such Person (but only if such agreement was entered into after the date hereof), and the terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

(d) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or the Company Board Committee determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(e) In addition to the obligations of the Company set forth in Section 6.2(b), the Company shall promptly notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry.

6.3 Rights Plan. From the date of this Agreement until the earlier of the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article IX, (i) the approval of the transactions contemplated herein and in the Support Agreement by the Company Board for purposes of causing any state takeover statute or similar statue or regulation or the Rights Plan to be inapplicable to the Offer, the Merger and other transactions contemplated by this Agreement and the Support Agreement shall not be amended and no Company Board Recommendation Change or other action shall change such approval, and (ii) the Rights Plan shall not be otherwise amended or qualified. The Company and the Company Board shall take all actions necessary so that any rights previously granted under the Rights Plan shall not become exercisable as a result of the execution and delivery of this Agreement or the Support Agreement or the consummation of the Offer, the Merger and the other transactions contemplated herein or in the Support Agreement or prior to the termination of this Agreement in accordance with Article IX. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article IX, neither the Company Board nor the Company Board Committee shall (A) grant any waiver, amendment or release under any stake takeover statute or similar statue or regulation or the Rights Plan, or (B) other than to the extent necessary for a confidential proposal to be submitted to the Company Board, grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate (other than in accordance with its terms) or, if breached by the other party, fail to seek injunctive or other remedies thereunder to prevent further breaches by such other party), in either case except as the Company Board and/or the Company Board Committee shall have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law and following a Company Board Recommendation Change.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Offer and the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

7.2 Regulatory Approvals.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Offer and/or the Merger.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer, the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 7.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 7.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) Each of Parent and Acquisition Sub shall use reasonable best efforts to avoid or eliminate impediments under any applicable Antitrust Laws that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as reasonably practicable following the date of this Agreement. Without limiting the generality of the foregoing, each of Parent, Acquisition Sub and their respective Affiliates shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Company or any of its Subsidiaries) or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent or its Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Legal Proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date, provided that any such action, individually or in the aggregate with all other such actions, shall not have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement.

7.3 Company Board Recommendation.

(a) Subject to the terms of Section 7.3(b) and Section 7.3(c), the Company Board and/or the Company Board Committee shall make the Company Board Recommendation.

(b) Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation or (y) approve, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act (and, in the case of a public Acquisition Proposal that is not a third party tender offer, any similar communication that does not contain more than what would be permitted under Rule 14d-9(f) had such communication been issued in connection with a third party tender offer) shall not be deemed to be a Company Board Recommendation Change. At any time following the making by any Person of a public Acquisition Proposal, Parent may submit a written request to the Company Board that the Company Board publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable after receipt of such request from Parent (and in any event within ten (10) Business Days after receipt of the first such request from Parent and within five (5) Business Days in respect of any subsequent requests thereafter).

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board and/or the Company Board Committee may make a Company Board Recommendation Change if and only if:

(i) (A) the Company has received an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a breach of this Agreement; (B) the Company Board and/or the Company Board Committee shall have determined in good faith (after consultation with its outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; (C) the Company shall have notified Parent in writing of the Superior Proposal, including providing Parent with the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal (a “Superior Proposal Notice”), provided that with respect to a material amendment to the financial terms or other material terms of such Superior Proposal, Parent shall be entitled to a new written notice by the Company (a “Superior Proposal Amendment Notice”) (it being agreed that a Superior Proposal Notice, a Superior Proposal Amendment Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (D) if requested by Parent, the Company shall have made its Representatives available to discuss with

Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, and ending at 5:00 p.m. Pacific Time on, in the case of a Superior Proposal Notice, the third (3rd) Business Day following the day of such delivery or, in the case of a Superior Proposal Amendment Notice, the second (2nd) Business Day following the day of such delivery; and (E) if Parent shall have delivered to the Company during such three (3) Business Day period or such two (2) Business Day period, as applicable, a written and binding offer to modify the terms of this Agreement, the Company Board and/or the Company Board Committee shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, still constitutes a Superior Proposal; or

(ii) (A) an Intervening Event has occurred; (B) the Company Board and/or the Company Board Committee shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; (C) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of such Intervening Event (an “Intervening Event Notice”) (it being agreed that the Intervening Event Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (D) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Pacific Time on the third (3rd) Business Day following the day of such delivery; and (E) if Parent shall have delivered to the Company during such three (3) Business Day period a written and binding offer to modify the terms of this Agreement, the Company Board and/or the Company Board Committee shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board and/or the Company Board Committee from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board and/or the Company Board Committee determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; provided that, (x) clause (ii) of this Section 7.3(d) shall not in and of itself be deemed to permit the Company Board and/or the Company Board Committee to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to this Section 7.3, and (y) in either such case, any such statement(s) or disclosures made by the Company Board and/or the Company Board Committee will be subject to the terms and conditions of this Agreement, including the provisions of Article IX.

7.4 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. None of the Company, on the one hand, nor Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.4 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 7.3(a) or following a Company Board Recommendation Change.

7.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, and (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; and provided, further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 7.6 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. The terms and conditions of the Confidentiality Agreements shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Except for disclosures expressly permitted by the terms of the Confidentiality Agreements, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreements. Nothing in this Section 7.6 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers as of the date of this Agreement and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of, or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.8(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.8(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.8(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.8(c) of the Company Disclosure Letter); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance provided, that, without the prior written consent of Parent, the Company may not expend per year coverage in excess of the Maximum Annual Premium for such “tail” policy. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.8(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.8.

(e) The obligations set forth in this Section 7.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.8(c) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.8 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.8 is not prior to or in substitution for any such claims under such policies.

7.9 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Acceptance Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) During the one (1) year period following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, or individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the employee benefits (other than any defined benefit or cash balance pension plan, deferred compensation, equity-based benefits, or individual employment agreements) provided to Continuing Employees immediately prior to the Acceptance Time. In addition, base salary, annual cash incentive bonus opportunity and regular wages as of the Acceptance Time, in the aggregate, shall not be decreased during the period commencing at the Acceptance Time and ending one (1) year following the Effective Time for any Continuing Employee employed during that period. During the period commencing at the Acceptance Time and ending one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits to Continuing Employees that are no less favorable than the severance benefits in effect under the Company’s severance plans, guidelines and practices immediately prior to the Acceptance Time and that are set forth in Section 4.17(a)(xviii) of the Company Disclosure Letter.

(c) To the extent that, following the Effective Time, employee benefits are provided under the employee benefit plans, programs and arrangements of Parent or one of its Subsidiaries (including the Surviving Corporation) to Continuing Employees, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the

Company and its Subsidiaries and any predecessor employer (to the extent the Company and its Subsidiaries provide such past service credit) prior to the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, for purposes of eligibility to participate, vesting and, with respect to vacation, sick time or paid time off, accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that (i) it would result in duplication of coverage or benefits or (ii) employees who are similarly situated to the Continuing Employees are not provided with such service under such plan. In addition, and without limiting the generality of the foregoing, (a) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (b) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or one of its Subsidiaries to use commercially reasonable efforts to, (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and (y) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a comparable Old Plan during the portion of the plan year of the Old Plan during the portion of the plan year prior to the Effective Time to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(d) Prior to making any written or oral communications to the Continuing Employees pertaining to compensation or benefits matters that are affected by the Merger or the other transactions contemplated by this Agreement, the Company shall provide Parent with a copy of any such intended communication in written form (including any talking points, frequently asked questions or substantially similar written materials), Parent shall have a reasonable period of time to review and comment on such communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication, provided that Company is not obligated to seek such Parent’s prior review and comment in the case of responses to individual inquires by a Continuing Employee or any other oral communication that is not directed to Continuing Employees in general so long as such communication is generally consistent with communications in written form previously reviewed by Parent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason, (ii) require Parent, the Surviving Corporation or any of their Subsidiaries to continue any Employee Plan, New Plan, or other benefit plan, agreement or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan or arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which any of them may maintain, or otherwise.

7.10 Rule 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options and Company Restricted Stock Units, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.8 and Section 7.9, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.11 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.12 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreements shall apply to any information provided to Parent pursuant to this Section 7.12(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreements shall apply to any information provided to the Company pursuant to this Section 7.12(b).

7.13 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation and no such settlement shall be agreed to without Parent’s prior written consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

7.14 Financing.

(a) Each of Parent and Acquisition Sub shall, and shall cause their Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing as promptly as reasonably practicable on the terms and conditions described in the Commitment Letters, including: (i) maintaining in effect the Commitment Letters; (ii) satisfying on a timely basis all conditions applicable to Parent and Acquisition Sub set forth in the Commitment Letters that are within their control; (iii) consummating the Financing at or prior to the Acceptance Time (and in any event prior to the Termination Date), subject to the satisfaction, or waiver by Parent, of all conditions to the Offer and the Merger; and (iv) fully enforcing each Guarantor’s obligations (and the rights of Parent and Acquisition Sub) under the applicable Commitment Letter.

(b) Neither Parent nor Acquisition Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Commitment Letters that (i) amends or modifies any of the conditions precedent to the receipt of the Financing or imposes additional conditions precedent to the receipt of the Financing, (ii) adversely affects the rights of, or remedies available to, the Company under the Commitment Letters, or (iii) would or would reasonably be expected to prevent, impede or delay the consummation of the Merger or the Financing, in each case, without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) any amendment, alteration or waiver, or agreement to do any of the foregoing, of any term of the Commitment Letters, (ii) the expiration or termination (or attempted or purported termination, whether or not valid) of the Commitment Letters, or (iii) any refusal by either Guarantor to provide, any stated intent by such Guarantor to refuse to provide, or any expression of concern or reservation by the Investor regarding its obligation and/or ability to provide, the full financing contemplated by the applicable Commitment Letter.

(c) Prior to the Closing, the Company shall use its commercially reasonable efforts to provide cooperation reasonably requested by Parent in connection with the arrangement and consummation of any third party debt financing for the purpose of financing the transactions contemplated hereby (provided that such requested cooperation does not unreasonably interfere with the ongoing operations or business of the Company and its Subsidiaries), including: (i) participating in meetings, presentations, marketing sessions (including with ratings agencies) and due diligence sessions and promptly furnishing such reasonably available information (including financial information) as may be reasonably requested by Parent; (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with such financing and participating in a reasonable number of customary meetings with potential financing sources and senior management; (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent (including, without limitation a certificate of the Chief Financial Officer (or equivalent reasonably satisfactory to Parent) of the Company and any of its Subsidiaries with respect to solvency matters) and otherwise facilitating the pledging of collateral and the providing of guarantees (including providing reasonable and customary information required in connection with the pledging and identification of intellectual property to the extent specifically requested by Parent) and (iv) to the extent reasonably requested by the Parent in writing at least ten (10) Business Days prior to the due date therefor, furnishing all documentation and other information about the Company and its Subsidiaries that the potential financing sources have reasonably requested for compliance under applicable “know your customer” and anti-money-laundering rules and regulations, provided that neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to such financing, or incur any obligation under any such documents or certificates that is effective, in each case, prior to the Effective Time. Nothing herein shall require the Company to provide such cooperation described in the foregoing sentence to the extent it would require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.

(d) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing (debt or otherwise), nor the completion of any issuance of securities contemplated by the Financing or any alternative financing (debt or otherwise), is a condition to the Offer or the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing (debt or otherwise).

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(a) Purchase of Shares of Company Common Stock. Acquisition Sub shall have accepted for payment all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer, the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer on or before ninety (90) days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, is incapable of being cured, or is not cured by Parent and/or Acquisition Sub within twenty (20) calendar days following receipt of written notice from the Company of such breach, violation or inaccuracy and would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date;

(d) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that (A) the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date and (B) such breach, violation or inaccuracy is incapable of being cured, or is not cured, by the Company within twenty (20) calendar days following receipt of written notice from Parent of such breach, violation or inaccuracy;

(e) by the Company, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company has complied with the terms of Section 7.3(c)(i), and (iii) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 9.4(b)(iii); or

(f) by Parent, in the event that (i) the Company Board and/or the Company Board Committee shall have effected a Company Board Recommendation Change, (ii) where Parent has made a request to the Company to publicly reconfirm the Company Board Recommendation following the making by any Person of a public Acquisition Proposal, the Company Board shall have failed to do so as promptly as reasonably practicable (in any event within ten (10) Business Days after receipt of the first such request from Parent and within five (5) Business Days in respect of any subsequent requests thereafter), or (iii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer.

9.2 Termination Before or After Acceptance Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Authority of competent jurisdiction in the United States shall have (a) enacted, issued or promulgated any Law that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, or (b) issued or granted any Order that is in effect and has the effect of making the Offer and the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger in the United States, and such Order has become final and non-appealable

9.3 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (b) subject to Section 9.4(d), nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby) resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreements or the Limited Guaranties, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Fees and Expenses.

(a) General. Except as set forth in this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated. In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d) (other than a circumstance when a Termination Fee is paid pursuant to Section 9.4(b)(iv)), then the Company shall pay to Parent all of the reasonable and documented Expenses of Parent, Acquisition Sub and the Guarantors up to, but not exceeding, Two Million Dollars ($2,000,000) in the aggregate. As used herein, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Offer and the other transactions contemplated by this Agreement.

(b) Company Payments.

(i) The Company shall pay to Parent Nine Million Dollars ($9,000,000) (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) as a result of the failure to satisfy the Minimum Condition prior to such termination; (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(b) as a result of the failure to satisfy the Minimum Condition prior to such termination, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following the termination of this Agreement (the “Tail Period”) pursuant to Section 9.1(b) as a result of the failure to satisfy the Minimum Condition prior to such termination, the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction has been consummated. For purposes of this Section 9.4(b)(i) and Section 9.4(b)(ii), a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”

(ii) The Company shall pay the Termination Fee, less any Expenses paid pursuant to Section 9.4(a), to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent pursuant to Section 9.1(d); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(d), a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) during the Tail Period, the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction or any Competing Acquisition Transaction has been consummated.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f) or pursuant to Section 9.1(d) in connection with a breach of Section 2.2 (Company Actions), Section 6.2 (No Solicitation), Section 6.3 (Rights Plan), Section 7.3 (Company Board Recommendation) or Section 7.5 (Anti-Takeover Laws) by the Company, the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Parent shall receive the Termination Fee, pursuant to Section 9.4(b), except with respect to any act of fraud, intentional misconduct or willful breach on the Company’s part, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. Without the foregoing agreement, neither the Company nor Parent would have entered into this Agreement, and if the Company fails to timely pay any amount due pursuant to this Section 9.4 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Section 9.4, Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Eagle Parent Holdings, LLC

c/o Insight Venture Partners

1114 Avenue of the Americas

36th Floor

New York, NY 10036

Attention: Blair Flicker

Facsimile No.: (212) 230-9272

E-mail: bflicker@insightpartners.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Morgan D. Elwyn and Gordon Caplan

Facsimile No.: (212) 728-9981

E-mail: melwyn@willkie.com and gcaplan@willkie.com

(b)	if to the Company, to:

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, California 94404

Attention: Mark E. Woodward

Facsimile No.: (650) 645-6555

E-mail: mark.woodward@e2open.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron J. Alter and Denny Kwon

Facsimile No.: (650) 493-6811

E-mail: aalter@wsgr.com and dkwon@wsgr.com

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent or Acquisition Sub, but no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

10.4 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that (i) Insight Venture Partners, LLC and the Company have previously executed a Confidentiality Agreement, made as of November 26, 2014 (as amended, the “Insight Confidentiality Agreement”) and (ii) Elliott Associates, L.P. and the Company have previously executed a Confidentiality Agreement, made as of January 22, 2015 (as amended, the “Elliott Confidentiality Agreement” and, together with the Elliott Confidentiality Agreement, the “Confidentiality Agreements”), each of which will continue in full force and effect in accordance with its terms.

10.5 Entire Agreement.

(a) This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, the Confidentiality Agreements, the Support Agreement and the Limited Guaranties, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreements and the Limited Guaranties shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreements or the Limited Guaranties, as applicable, expires in accordance with its terms or is validly terminated by the parties thereto.

(b) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.8, (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive consideration pursuant to the Offer, as set forth in Article II, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive consideration pursuant to the Merger, as set forth in Article III.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies.

(a) Subject to Section 9.4(b) and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Financing to be funded or to fully enforce the terms of the Commitment Letters against the Guarantors to the fullest extent permissible thereunder and under applicable Laws, and to effect the consummation of the Closing in accordance with Article II and Article III, if and only if (A) all conditions to Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred but for the failure of the Financing to be funded, and (B) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then the Closing pursuant to Article II and Article III will occur. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.8(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.8(b) are not available or otherwise are not granted and (y) nothing set forth in this Section 10.8(b) shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 10.8(b) prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.8(b) or anything set forth in this Section 10.8(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Commitment Letters and the Limited Guaranties, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Commitment Letters, the Limited Guaranties or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Commitment Letters, the Limited Guaranties or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Commitment Letters, the Limited Guaranties or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS, THE LIMITED GUARANTIES OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

10.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, by email or facsimile, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EAGLE PARENT HOLDINGS, LLC

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	Secretary

EAGLE ACQUISITON SUB, CORP.

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	Secretary

E2OPEN, INC.

By:	/s/ Mark E. Woodward

Name:	Mark E. Woodward

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 4, 2015 (the “Agreement”) by and among EAGLE PARENT HOLDINGS, LLC, a Delaware limited liability company (“Parent”), EAGLE ACQUISITION SUB, CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and E2OPEN, INC., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not withdrawn prior to the expiration of the Offer in the event that, at or prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2) (i) the representations and warranties of the Company contained in Section 4.6 (Capitalization) shall not be true and correct in all respects (other than de minimis amounts) immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.7 (Subsidiaries) shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.3 (Requisite Stockholder Approval), Section 4.25 (Brokers), Section 4.27 (State Anti-Takeover Statutes), and Section 4.28 (Rights Plan), shall not be true and correct in all respects immediately prior to the expiration of the Offer (except to the extent expressly

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made as of an earlier date, in which case as of such earlier date), and (iv) all other representations and warranties of the Company contained in the Agreement shall not be true and correct as of immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this paragraph (C)(2), all “Company Material Adverse Effect” and materiality qualifications set forth in such representations and warranties shall be disregarded (provided that solely for the purposes of clause (i) above, if one or more inaccuracies in or breaches of Section 4.6 would cause the aggregate amount required to be paid by Parent, Acquisition Sub or the Company pursuant to Article II or Article III to increase, individually or in the aggregate, by $750,000 or more, such inaccuracy or inaccuracies will be considered more than “de minimis” and such condition will be deemed not to have been satisfied);

(3) the Company shall have failed to perform in all material respects the obligations that are to be performed by it under the Agreement at or prior to the expiration of the Offer;

(4) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the expiration of the Offer;

(5) Parent shall not have received a certificate executed by a duly authorized officer of the Company dated as of the date of the Acceptance Time confirming on behalf of the Company that the conditions set forth in clauses (2), (3) and (4) of paragraph (C) of this Annex A are duly satisfied immediately prior to the Acceptance Time; or

(6) the Agreement shall have been properly and validly terminated in accordance with its terms.

* * * * * *

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Exhibit A

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 4, 2015, is entered into by and among Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), Eagle Acquisition Sub, Corp., a Delaware corporation (“Acquisition Sub”), and the Persons listed as “Stockholder” on the signature page hereto (collectively, “Stockholder”). Capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement, Parent, Acquisition Sub and E2open, Inc., a Delaware corporation (the “Company”) have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Acquisition Sub will commence a tender offer (the “Offer”) for each of the issued and outstanding Company Shares (as defined below) of the Company for $8.60 in cash per share (the “Offer Price”), and following completion of the Offer, Acquisition Sub will be merged with and into the Company (the “Merger”) as a result of which all of the then-outstanding Company Shares, and all rights to purchase or otherwise acquire any Company Shares, including Company Options and Company Restricted Stock Units, not tendered in the Offer will be canceled and converted into the right to receive payment as set out in the Merger Agreement, and following the Merger of the Company with the Merger Sub, the Company will thereupon become a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of the Company Shares set forth on the signature page of this Agreement; and

WHEREAS, as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, in its capacity as a stockholder of the Company, to tender and vote the Subject Shares (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Tender.

1.1 Tender of Shares. Stockholder agrees to promptly (and, in any event, not later than five (5) Business Days after commencement of the Offer and not later than three (3) Business Days after Stockholder acquires Beneficial Ownership of any additional Subject Shares) and validly tender, or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the Subject Shares (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement). Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Option or other equity award or require Stockholder to purchase any Company Shares, and nothing herein shall prohibit Stockholder from exercising any Company Option held by such Stockholder as of the date of this Agreement.

1.2 No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Company Shares from the Offer unless and until the earlier to occur of (i) the expiration of the Offer without Acquisition Sub having accepted for payment any Company Shares tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.3 hereof.

1.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for payment Company Shares tendered into the Offer, including the Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

2. Voting Agreement; Grant of Proxy,

2.1 Voting Agreement. Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any Subject Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action, the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters that would result in a breach of any obligations or agreements of Stockholder under this Agreement. Nothing herein shall limit the ability of Stockholder to vote its Subject Shares in its sole discretion on any matters other than the matters set forth in the first sentence of this Section 2.1.

2.2 Irrevocable Proxy. Stockholder hereby revokes (or agrees to cause to be revoked as promptly as reasonably practicable and in any event within five (5) Business Days of the date hereof) any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.1 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares. The proxy granted by Stockholder pursuant to this Section 2.2 is irrevocable and is granted in consideration of Parent and Acquisition Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.1 above. The proxy granted by Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.3 hereof.

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3. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent that:

3.1 Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to approval by the Company Board of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and to the federal securities laws and rules promulgated thereunder. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2 Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Law applicable to Stockholder or the transactions contemplated herein or in the Merger Agreement, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the Subject Shares or (iv) result in the imposition of any Lien on any asset of Stockholder, including the Subject Shares.

3.3 Ownership of Shares; Voting. Stockholder is, or will be, as applicable, the Beneficial Owner of the Subject Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), except for (i) any restrictions provided herein and (ii) any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement. Stockholder has, or will have control over the Person who has, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. For purposes of this Agreement, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

3.4 Total Shares. Except for (x) the Subject Shares and (y) the Company Stock Options and Company Restricted Stock Units set forth opposite Stockholder’s name in Section 4.6 of the Company Disclosure Letter, if any, Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

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3.5 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Acquisition Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

3.6 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

4. Representations and Warranties of Parent and Acquisition Sub. Parent and Acquisition Sub represent and warrant to Stockholder:

4.1 Corporation Authorization. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Acquisition Sub and have been duly authorized by all necessary company or corporate action, respectively. This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Covenants of Stockholder. Stockholder hereby covenants and agrees that:

5.1 No Proxies for, Encumbrances on or Disposition of Shares; Transfer of Voting Rights. During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Subject Shares, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any Subject Shares, or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions and, other than matters regarding which the Company has already notified Parent pursuant to the Merger Agreement, agrees to notify Parent and Acquisition Sub promptly, and to provide all details reasonably requested by Parent or Acquisition Sub, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any Subject Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. Notwithstanding the foregoing, Stockholder may transfer Subject Shares to (i) any affiliate,

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stockholder, member or partner of Stockholder or (ii) immediate family members or a trust for the benefit of Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written Contract, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. During the Support Period, Stockholder shall not deposit, or permit the deposit of, any Subject Shares in a voting trust, grant any proxy in respect of any Subject Shares, or enter into any voting or similar Contract in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Subject Shares.

5.2 Other Offers. Neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal; or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by Stockholder. Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Unless the Company has already notified Parent pursuant to the Merger Agreement, Stockholder shall promptly (and in any event within one (1) Business Day) notify Parent if it becomes aware of any receipt by Stockholder, its Subsidiaries or Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). Unless the Company has already notified Parent pursuant to the Merger Agreement, Stockholder shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal known to Stockholder, request or inquiry (and Stockholder shall provide Parent with copies of any additional written materials received by it that relate to such Acquisition Proposal, inquiry or request). Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

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5.3 Communications. During the Support Period, Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement (including in respect of a Board Recommendation Change made pursuant to the Merger Agreement). Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of the Subject Shares; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Acquisition Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Acquisition Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

5.4 Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional Company Shares or other interests in or with respect to the Company, such Company Shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement and deemed “Subject Shares”, and the number of Subject Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent and Acquisition Sub of any such event.

5.5 Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Subject Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Acquisition Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

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5.6 Certain Restrictions. Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

6. Miscellaneous.

6.1 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

6.2 Further Assurances. Stockholder shall, to the extent requested by Parent, promptly: (i) use commercially reasonable efforts to cause each other Person having voting power with respect to any Subject Shares to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.2 above; and (ii) upon request, surrender the certificates representing the Subject Shares, and use commercially reasonable efforts to request the certificates representing any other outstanding Subject Shares, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

6.3 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination or expiration of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any knowing and intentional breach of any provision of this Agreement prior to such termination.

6.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

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6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.9 Specific Performance. The parties hereto agree that irreparable damage to Parent or Acquisition Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Acquisition Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Acquisition Sub may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Acquisition Sub.

6.10 Defined Terms. For the purposes of this Agreement:

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

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(b) Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Company Shares” shall mean shares of common stock, par value $0.001 per share, of the Company.

(d) “Subject Shares” shall mean any Company Shares that are owned, or hereafter acquired (including through the exercise or settlement of Company Options or Company Restricted Stock Units), by the Stockholder, or for which the Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the end of the Support Period.

(e) “Support Period” shall mean the period from the date of this Agreement through the earlier of (i) the date upon which the Merger Agreement is validly terminated, (ii) the Effective Time, and (iii) an amendment to the Merger Agreement that decreases, or changes the form of, the consideration to be received in the Offer or the Merger.

6.11 Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the Subject Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Company Board.

6.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Acquisition Sub, to:

Eagle Parent Holdings, LLC

c/o Insight Venture Partners

1114 Avenue of the Americas

36th Floor

Attention: Blair Flicker

Facsimile No.: (212) 230-9272

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Morgan D. Elwyn and Gordon Caplan

Facsimile No.: (212) 728-9981

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if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

[—]

[—]

[—]

Attention: [—]

Facsimile No.: [—]

with a copy to:

[—]

[—]

[—]

Attention: [—]

Facsimile No.: [—]

6.13 Submission to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.12 hereof or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.13 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

6.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

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PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.14.

6.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.17 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Shares at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

EAGLE PARENT HOLDINGS, LLC

By:
Name:
Title:

ACQUISITION SUB:

EAGLE ACQUISITION SUB, CORP.

By:
Name:
Title:

STOCKHOLDER:

[ ]

By:
Name:
Title:

SUBJECT SHARES: Shares